Exhibit 4.14A

ENGLISH TRANSLATION FOR REFERENCE ONLY.
THE ORIGINAL AGREEMENT EXECUTED IN CHINESE SHALL CONTROL.	(English Translation)

Loan Agreement

by and among

Wu Haipeng

He Yansheng

and

Qieyiyou (Beijing) Information Technology Co., Ltd.

January 13, 2015

Loan Agreement

This Loan Agreement (the “Agreement”) is entered into by the following parties on January 13, 2015 in Beijing:

(1)                    Wu Haipeng, a PRC citizen (ID No.:110108196611071XXX);

(2)                    He Yansheng, a PRC citizen (ID No.:110105195806195XXX);

Wu Haipeng and He Yansheng are referred to hereinafter individually as a “Borrower” and collectively as “Borrowers”; and

(3)                    Qieyiyou (Beijing) Information Technology Co., Ltd. (“Lender”), a wholly foreign-owned enterprise established under the PRC laws, with its registered address at Room 08, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing

Each of the foregoing parties is referred to hereinafter individually as a “Party” and collectively as “Parties”.

WHEREAS:

1.                         Wu Haipeng and He Yansheng intend to jointly establish a limited liability company to engage in internet information services (the “Domestic Company”) with a registered capital of RMB 1.5 million.

2.                         Lender intends to provide the fund to Wu Haipeng and He Yansheng for the establishment of the Domestic Company and Wu Haipeng and He Yansheng agree to accept such funding support;

3.                         In order to provide for the rights and obligations of both Borrowers and Lender under the relevant loan arrangement, the Parties have agreed as follows:

ARTICLE ONE     DEFINITION

1.1                         As used herein,

“Liability” shall mean the outstanding amount under the Loan;

“Effective Date” shall mean the date on which this Agreement is duly executed by the Parties hereto;

“Loan” shall mean the Renminbi loan advanced by Lender to Borrowers;

“PRC” shall mean the People’s Republic of China, and for the purpose of this Agreement, does not include Hong Kong, Macao and Taiwan;

“Repayment Notice” shall have the meaning set forth in Section 3.1;

“Repayment Application” shall have the meaning set forth in Section 3.2;

“Rights” shall have the meaning set forth in Section 10.5.

1.2                         Any reference herein to:

any “article”, “section” or “subsection” herein shall mean Articles, Sections, and Subsections of this Agreement, unless otherwise provided by the context herein;

any “taxes and fees” herein shall be interpreted as including any tax, fee, duty or other charge of a similar nature (including but not limited to any penalty or interest in connection with the non-payment or delayed payment of such tax); and

“Borrower” and “Lender” herein shall be interpreted as including their successors and assigns respectively permitted by each Party based on its own interest.

1.3                         Unless otherwise stated herein, references to this Agreement, any other agreement or any other document, as the case may be, shall be interpreted as also referring to the amendments, revisions, additions and updates which have been made or may be made from time to time to this Agreement, any other agreement or any other document.

1.4                         Headings are inserted for ease of reference only.

1.5                         Unless otherwise required by the context, plural forms shall include singular and vice versa.

ARTICLE TWO     LOAN AMOUNT AND INTEREST RATE

2.1                         The Parties hereby confirm that the total principal amount of the Loan advanced by Lender to Borrower shall be 1.5 Million Renminbi (RMB1,500,000), including:

a principal amount of seven Hundred and sixty-five Thousand Renminbi (RMB765,000) advanced to Wu Haipeng a principal amount of  seven Hundred and thirty-five Thousand Renminbi (RMB735,000) advanced to He Yansheng..

2.2                         Unless provided for otherwise in this Agreement, the Loan advanced hereunder shall bear an interest at the rate of zero percent (0%), i.e. no interest will accrue for the Loan hereunder.

ARTICLE THREE     REPAYMENT

3.1                         The term of Loan shall be ten (10) years as of the date of execution of this Agreement, and may be extended upon agreements by the Parties in writing. During the term or extended term of the Loan, Lender may at any time request at its own absolute discretion that the Liability be discharged, in whole or in part, by Borrower or Borrowers, upon a 30-day prior repayment notice to such Borrower or Borrowers (“Repayment Notice”). In the event that Lender requires repayment by any Borrower pursuant to the preceding sentence, Lender shall have the right to purchase or designate a third party to purchase the equity interest held by such Borrower in the Domestic Company at such a price as equaling the amount of the Liability to be discharged by such Borrower, provided, however, that the ratio of the equity interest to be so purchased to the equity interest held by such Borrower in the Domestic Company shall be equivalent to that of the Liability required to be discharged to the principal amount of the Loan borrowed by such Borrower hereunder. The amount of the Liability required to be repaid shall be offset against that of the equity transfer price.

3.2                         Any Borrower may at any time apply for the discharge of the Liability, in whole or in part, by sending Lender a 30-day prior notice of application (“Repayment Application”). In such case, Borrower may discharge its Liability only by transferring the equity interest held by such Borrower in the Domestic Company, in whole or in part, to Lender or a third party designated by Lender, and the equity transfer price shall be offset against the amount of the Liability applied for discharge by such Borrower. The ratio of the equity interest, which is to be so transferred, to the equity interest held by such Borrower in the Domestic Company shall be equivalent to that of the Liability for which discharge is applied, to the principal amount of the Loan borrowed by such Borrower hereunder.

3.3                         Upon the expiration of the 30-day period set forth in the Repayment Notice or the Repayment Application, as the case may be, Borrower who applies for the repayment of or who is required to repay the Loan shall discharge the Liability in accordance with Section 3.1 or 3.2 respectively.

3.4                         When Borrower discharges the Liability pursuant to the above provisions of this Article Three, the Parties shall concurrently consummate the equity transfer as prescribed in Section 3.1 or 3.2 above, to ensure that upon the discharge of the Liability, the corresponding equity interest in the Domestic Company shall have been transferred, legally and completely, to Lender or the third party designated by Lender, pursuant to Section 3.1 or 3.2 above, and such equity interest shall be free and clear of any lien or any other encumbrance of any kind.

3.5                         During the term or extended term of the Loan, each Borrower shall immediately repay the Loan in full in accordance with Section 3.1 if such Borrower

3.5.1                             is dead, incapable of civil action, or has limited capacity for civil action;

3.5.2                             engages or is involved in any criminal offence; or

3.5.3                             is no longer an employee of Lender or its affiliated company due to whatever reason.

3.5.4                             any Borrower is claimed for any mature debt exceeding RMB 150,000.

3.6                         The parties hereby agree and confirm that, if by reason of legal restrictions or other reasons, the transfer price of the Equity in the Domestic Company held by them to Lender or its designated entities or individuals is higher than the principal amount of the Loan under this Agreement (on a pro rata basis), then to the extent permitted by laws, the portion of the transfer price in excess of the principal amount of the Loan shall be deemed to be the interest or the cost of the use of such Loan and shall be paid together with the principal amount of the Loan to Lender, otherwise all Loans under this Agreement are free of interest.

3.7                         The Parties agree and confirm that Borrowers shall be deemed to have fully fulfilled their obligations under this Agreement only when the following requirements have been met:

3.7.1                             Borrowers have transferred to Lender or its designated entities or individuals all Equity in the Domestic Company held by them; and

3.7.2                             Borrowers have paid Lender all the consideration it has received from the transfer of the aforesaid Equity or such maximum amount as may be permitted by law (including the principal and maximum interest permitted by law).

For the avoidance of doubt, the fact that either Borrower has be deemed to have fully fulfilled his obligations under this Agreement is without prejudice to the exercise or performance of any rights or obligations of Lender and the other Borrower under this Agreement.

3.8                         Borrowers agree to pledge all of the Equity in the Domestic Company held by them to Lender to secure the performance of Borrowers’ obligations under this Agreement.

ARTICLE FOUR     TAXES AND FEES

All taxes and fees in connection with the Loan shall be borne by Lender.

ARTICLE FIVE     REPRESENTATIONS AND WARRANTIES

5.1                         Borrowers hereby representation and warrant to Lender jointly and severally as follows:

5.1.1                    They are all Chinese citizens with full civil capacities, who have complete and independent legal status and legal capacities, have been duly authorized to sign, deliver and perform this Agreement, and may act independently as a party to a law suit.

5.1.2                    They have full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by them in connection with the transaction contemplated herein and to consummate the transactions contemplated herein.

5.1.3                    The execution and performance of this Agreement by Borrowers do not breach or violate any applicable laws, any agreement to which they are parties, or violate or contradict with any court judgment, any arbitration award or any decision of administrative authorities which has binding force to themselves or their assets.

5.1.4                    Upon being signed duly by Borrowers, this Agreement constitutes lawful, valid and binding obligations of Borrowers.

5.2                         Lender representations and warrants to Borrowers as follows:

5.2.1                    Lender is a wholly foreign-owned limited liability company duly registered and legally existing under PRC laws, with independent legal person status. Lender has complete and independent legal status and legal capacities to sign, deliver and perform this Agreement, and may act independently as a party to a law suit.

5.2.2                    Lender has full internal power and authorization to sign and deliver this Agreement as well as all other documents to be signed by them in connection with the transaction contemplated herein and to consummate the transactions contemplated herein.

5.2.3                    The execution and performance of this Agreement by Lender do not breach or violate any applicable laws, any agreement to which it is a party, or violate or contradict with any court judgment, any arbitration award or any decision of administrative authorities which has binding force to itself or its assets.

5.2.4                    This Agreement has been legally and duly signed and delivered by Lender. This Agreement constitutes lawful, valid and binding obligations of it.

ARTICLE SIX     BORROWER’ UNDERTAKING

6.1                         Borrowers hereby undertake that all Loans obtained from Lender shall fully and only be used for the payment of the registered capital of the Domestic Company.

6.2                         Lender hereby undertakes that without Lender’s prior written consent, it shall not transfer, sell or otherwise dispose of the Equity held by them in the Domestic Company, or create any encumbrance on any asset (excluding the Equity Pledge in accordance with Article 3.8 of this Agreement), or vote for the aforesaid matters at shareholders’ meetings or sign any shareholders’ written resolutions approving such matters.

6.3                         During the term hereof, Borrowers shall promptly notify WFOE of any potential or pending litigation, arbitration and administrative procedures relating to the assets, operations and revenues of the Domestic Company.

6.4                         During the term hereof, Borrowers shall exert their best efforts and take all necessary measures, including, but not limited to, signing all necessary documents, bringing all necessary actions and taking all necessary means of defence, etc., in order to maintain their Equity and benefits in the Domestic Company

6.5                         During the term hereof, Borrowers shall ensure not taking any actions or omissions which may materially affect the assets, operations and liabilities of the Domestic Company.

6.6                         Borrowers shall ensure that any persons designated by Lender be nominated and elected as directors of the Domestic Company.

6.7                         In case Lender requests to exercise its option, Borrowers shall immediately and unconditionally transfer the relevant Equity held by them in the Domestic Company to Lender or the entities or individuals designated by it to the extent permitted by PRC laws at the request of Lender.

6.8                         Borrowers undertake not to request the Domestic Company to distribute any dividend or profit to them.

6.9                         In case Borrowers have transferred all or part of the relevant Equity held by them in the Domestic Company to Lender or the entities or individuals designated by it at the request of Lender, Borrowers undertake to immediately transfer all consideration received from such transfer to Lender as the principal amount and interest/fund use cost of the Loan under this Agreement.

6.10                  Borrowers undertake to strictly abide by this Agreement and perform their obligations in accordance with this Agreement and shall refrain from taking any actions or omissions which may affect the validity or enforceability of this Agreement.

6.11                  Borrowers hereby undertake that after the establishment of the Domestic Company, they shall procure and ensure that the Domestic Company:

6.11.1                      will not make any supplement, amendment or revision to its articles of association, or increase or decrease its Registered Capital, or change the existing equity structure of the domestic companies in any way, without Lender’s prior written consent .

6.11.2                      will diligently and efficiently operate and maintain its own business in accordance with good financial and business codes and practices.

6.11.3                      will not transfer, sell, pledge or otherwise dispose of, or create any encumbrance on any assets, business or legal proceeds of it without Lender’s prior written consent.

6.11.4                      conduct all its businesses to maintain the value of its assets on a continuous basis.

6.11.5                      will not lend or borrow loans, provide guarantee or make securities of other types, or undertake any material obligations out of the course of normal business activities without the prior consent of Lender;

6.11.6                      will not conduct any transaction involving any amount of not less than (or equivalent to) RMB [ ] a time, or an aggregated amount of not less than (or equivalent to) RMB [ ] without the prior consent of Lender;

6.11.7                      will provide Lender with all its operation and financial information at the request of Lender.

6.11.8                      will not merge with any third party, purchase the assets, equity of any third party or otherwise invest in any third party;

6.11.9                      will not distribute dividend or profit to its shareholders without the prior written consent of Lender but will distribute all distributable profits to its shareholders as soon as possible at the request of Lender;

6.11.10               will promptly notify WFOE of any potential or pending litigation, arbitration and administrative procedures relating to the assets, operations and revenues of the Domestic Company.

6.11.11               during the term hereof, shall exert its best reasonable efforts to obtain all business licenses required by it in conducting its business to be conducted by it and will not conduct any actions or omissions which may damage its assets, good will or the validity of its business licenses.

6.11.12               will strictly abide by any agreements signed by it and Lender and perform its corresponding obligations under such agreements, and shall refrain from taking any actions or omissions which may affect the validity and enforceability of such agreements.

ARTICLE SEVEN   CONFIDENTIAL INFORMATION

7.1                         Each Borrower shall keep in confidence (i) the execution, performance and content of this Agreement, and (ii) Lender’s business secrets, proprietary information and client information (“Confidential Information”) of which such Borrower may become aware or to which such Borrower may have access in connection with the execution and performance of this Agreement, regardless of the termination hereof. Each Borrower may use the Confidential Information solely in connection with the performance of its obligations hereunder. Without Lender’s written consent, each Borrower may not disclose such Confidential Information to any third party, otherwise, such Borrower shall be held liable for its breaching this Agreement and indemnify Lender against all losses of Lender.

7.2                         After the termination of this Agreement, Borrowers shall, at Lender’s request, return, destroy or otherwise dispose of any and all documents, materials or software containing such Confidential Information and stop using such Confidential Information.

7.3                         Notwithstanding any other provisions herein, the provisions of this Article Seven shall survive the suspension or termination of this Agreement.

ARTICLE EIGHT    NOTICE

8.1                         Any and all notices, requests, instructions or other communications required to be made hereof or made pursuant to this Agreement by one Party to the other hereunder shall be made in writing.

8.2                         The foregoing notice or other communication shall be deemed duly given upon its delivery by fax or telex or personal delivery or five (5) days following its delivery by mail.

ARTICLE NINE    LIABILITIES FOR BREACHING

9.1                         Each Borrower hereby covenants that it will indemnify and hold harmless Lender against any action, charge, claim, cost, harm, demand, fee, liability, loss and procedure incurred by Lender arising out of such Borrower’s breach of any of its obligations hereunder.

9.2                         Notwithstanding any other provisions herein, the provisions of this Article Nine shall survive the suspension or termination of this Agreement.

ARTICLE TEN    MISCELLANEOUS

10.1                  This Agreement is made in Chinese in three (3) original copies, with each Party hereto holding one (1) copy.

10.2                  The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

10.3                  Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. In the event that the Parties cannot reach an agreement within thirty (30) days following the occurrence of such dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such Commission then in effect. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon the Parties.

10.4                  The rights, power and remedies provided for each Party herein shall not exclude any other rights, power or remedies to which such Party is entitled under law, regulations, and other provisions herein, and the exercise by one Party of its right, power, or remedies shall not hinder its exercise of any other right, power, or remedies.

10.5                  Failure to exercise or delay in exercising any right, power, or remedies under this Agreement or law (collectively, the “Rights”) shall not be deemed a waiver of such Rights, and waiver of any single or partial exercise of the Rights shall not exclude the exercise of the Rights in any other manner or the exercise of any other Rights.

10.6                  Headings herein are inserted for ease of reference only. In no event may such headings be used to interpret or affect the interpretation of the provisions herein.

10.7                  All provisions herein are separable and independent of any other provisions. If one or more provisions hereof are held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected thereby.

10.8                  Amendment or addition to this Agreement shall be made in writing and may not become effective unless and until duly executed by the Parties.

10.9                  Each Borrower may not assign its rights and/or obligations hereunder to any third party without the prior written consent of Lender, while Lender may assign its rights and/or obligations hereunder to its designated third party upon notifying the other Parties.

10.10           This Agreement shall be binding upon the legal assigns of each Party.

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[Signature Page]

IN WITNESS HEREOF, the Parties have signed this Loan Agreement as of the date and in the place first written above.

Wu Haipeng

By:	/s/

He Yansheng

By:	/s/

Qieyiyou (Beijing) Information Technology Co., Ltd.

(seal)